Exhibit 99.(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 28, 2024, relating to the financial statements and financial highlights of American Beacon Ionic Inflation Protection ETF, a series of American Beacon Select Funds (formerly Ionic Inflation Protection ETF, a series of Tidal ETF Trust), which are included in American Beacon Select Funds’ Form N-CSR for the year ended April 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus.

/s/ COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

August 26, 2025